SECOND Amendment to Amended and
Restated Revolving Credit Agreement

This Second Amendment to Amended and Restated Revolving Credit Agreement (herein, the “Amendment”) is entered into as of April ___, 2020, by and among World Acceptance Corporation (the “Borrower”), Wells Fargo Bank, National Association together with the other financial institutions a party hereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent for the Lenders (the “Administrative Agent”).
Preliminary Statements
A.The Borrower, the Lenders, and the Administrative Agent are parties to a certain Amended and Restated Revolving Credit Agreement, dated as of June 7, 2019 (as amended from time to time, the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.The Borrower has requested that the Lenders agree to add WAC of Oklahoma, LP and WAC of South Carolina, LLC (each a “New Guarantor” and collectively, the “New Guarantors”) as guarantors under the Subsidiary Guaranty Agreement and a company under the Subsidiary Security Agreement and make certain amendments to the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.
Now Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.Amendments.
Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:
1.1Section 2.10 of the Credit Agreement (Effect of Benchmark Transition Event) shall be amended and restated as set forth on Exhibit A attached hereto.
1.2The following new definitions are added to Section 5.1 of the Credit Agreement (Definitions):
“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Borrower or any member of the Borrowing Group is located or doing business.
“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering (including Anti-Money Laundering Laws), including the Patriot Act.
“Borrowing Group” means: (a) the Borrower (b) any Affiliate or Subsidiary of the Borrower, (c) any guarantor, (d) the owner of any collateral securing any part of the credit (including the Collateral), any guaranty (including the Guaranties), or this Agreement, and (d) any officer, director or agent acting on behalf of any of the parties referred to in items (a) through (c) with respect to the credit, this Agreement or any of the other Loan Documents.
“Sanction” or “Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws imposed, administered or enforced from time to time by any Sanctioned Entity: including, without limitation: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, and (e) any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, and (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Target” means any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
1.3Section 6.5 of the Credit Agreement (Use of Proceeds; Margin Stock) shall be amended and restated as set forth on Exhibit B attached hereto.

1.4Section 6.14(c) of the Credit Agreement (Sanctions; Anti-Money Laundering and Anti-Corruption Laws) shall be amended and restated as set forth on Exhibit C attached hereto.
1.5Section 8.7(a) and Section 8.7(b) of the Credit Agreement (Financial Covenants) shall be amended and restated as follows:
        (a) The Borrower will at all times keep and maintain Consolidated Net Worth at an amount not less than the Minimum Net Worth. For purposes of this Section, “Minimum Net Worth” shall be (i) $365,000,000 through and including December 30, 2020 and (ii) $375,000,000 at all times thereafter.
        (b) The Borrower will at the end of each fiscal quarter have a ratio of Net Income Available for Fixed Charges to Fixed Charges for each period of four consecutive fiscal quarters then ending at not less than (i) 2.25 to 1.0 for the fiscal quarters ending March 31, 2020, June 30, 2020 and September 30, 2020 and (ii) 2.75 to 1.0 for each fiscal quarter thereafter.
1.6The Schedules to the Credit Agreement shall be amended and restated as set forth on Exhibit D.
1.7The Schedules to the Subsidiary Security Agreement shall be amended and restated as set forth on Exhibit E.
Section 2.Conditions Precedent.
The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent (the date on which the following conditions precedent have been satisfied being referred to herein as the “Effective Date”):
2.1.The Borrower and the Lenders, shall have executed and delivered this Amendment to the Administrative Agent.
2.2.The Restricted Subsidiaries parties to the Subsidiary Guaranty Agreement shall have executed and delivered to the Administrative Agent their consent to this Amendment in the form set forth below.
2.3.The New Guarantors shall have executed and delivered a Guaranty Supplement and Security Agreement Supplement, in each case pursuant to Section 3.9 of the Company Security Agreement, to the Administrative Agent.
2.4.The Administrative Agent shall have received with respect to the New Guarantors corporate, enforceability, no conflicts, attachment and perfection opinions, in form and substance satisfactory to the Administrative Agent.

2.5.The Administrative Agent shall have received (i) copies of each New Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary, (ii) certified copies of resolutions of the Board of Directors of each New Guarantor authorizing the execution and delivery of their consent to this Amendment, Guaranty Supplement, Security Agreement Supplement and the other Loan Documents to which it is a party, indicating the authorized signers, and (iii) a certificate of good standing certified by the appropriate governmental officer in the jurisdiction of each New Guarantor’s organization and each state in which it is authorized to do business as a foreign entity.
2.6.The Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for each New Guarantor and each of the Lenders shall have received all other documentation and information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations with respect to each New Guarantor.
2.7.The Administrative Agent shall have received financing statement lien search results against the Property of each New Guarantor evidencing the absence of Liens on its Property except as permitted by Section 8.11 of the Credit Agreement.
2.8.The Administrative Agent shall have received certified copy of the conversion documents for World Finance Company of Georgia, LLC.
2.9.Payment by the Borrower to the Administrative Agent for the ratable account of the Lenders (based upon their respective Commitment Percentages) a non-refundable amendment fee in the amount of $205,500 in immediately available funds, which fee shall be fully earned by Lenders upon the effectiveness of this Agreement.
2.10.Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.
Section 3.Representations.
In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent, the Collateral Agent, and the Lenders that as of the date hereof, (a) the representations and warranties set forth in Section 6 of the Credit Agreement and in the other Loan Documents are and shall be and remain true and correct (except that the representations contained in Section 6.6 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Agent) and (b) the Borrower and the Restricted Subsidiaries are in compliance with the terms and conditions of the Credit Agreement and the other Loan Documents and no Default or Event of Default exists or shall result after giving effect to this Amendment.
Section 4.Miscellaneous.

4.1.Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
4.2.The Borrower heretofore executed and delivered, among other things, the Company Security Agreement and hereby acknowledges and agrees that the security interests and liens created and provided for therein secure the payment and performance of the Obligations under the Credit Agreement as amended hereby, which are entitled to all of the benefits and privileges set forth therein. Without limiting the foregoing, the Borrower acknowledges that the “Secured Indebtedness” as defined in, and secured by the Collateral pursuant to, the Company Security Agreement shall be deemed amended to include all “Obligations” as defined in the Credit Agreement as amended hereby.
4.3.The Borrower agrees to pay on demand all reasonable and documented costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Administrative Agent.
4.4.This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. This Amendment may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) an e-mail transmission of a Portable Document Format File (also known as an “PDF” file), faxed, scanned, or photocopied manual signature.  Each electronic signature or PDF, faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York (without regard to principles of conflicts of laws).

[Signature Pages to Follow]

This Amendment is entered into as of the date and year first above written.

World Acceptance Corporation

By	________________________________ R. Chad Prashad, President and Chief Executive Officer

Accepted and agreed to:

Wells Fargo Bank, National Association, individually as a Lender and as Administrative Agent and Collateral Agent

By	________________________________
William M. Laird, Senior Vice President

[Signature Page to Second Amendment to Amended and Restated Revolving Credit Agreement]

Bank of America, N.A.

By
Name
Title

BANK OF MONTREAL By _______________________________ Name Title

Texas Capital Bank, National Association

By
Name
Title

First Horizon Bank, successor-by-conversion to First Tennessee Bank National Association

By __________________________________
Name Title
BANKUNITED, N.A.

By __________________________________
Name
AXOS BANK

By __________________________________
Name Title

PACIFIC WESTERN BANK

By __________________________________
Name
Title

Acknowledgment and Consent
Each of the undersigned is a Restricted Subsidiary of World Acceptance Corporation who has executed and delivered to the Collateral Agent, the Administrative Agent, and the Lenders the Subsidiary Guaranty Agreement and the Subsidiary Security Agreement. Each of the undersigned hereby acknowledges and consents to the Second Amendment to Amended and Restated Revolving Credit Agreement set forth above (the “Amendment”) and confirms that the Loan Documents executed by it, and all of its obligations thereunder, remain in full force and effect, and that the security interests and liens created and provided for therein continue to secure the payment and performance of the Obligations of the Borrower under the Credit Agreement after giving effect to the Amendment.
Dated as April ___, 2020.
[Signature Page to Acknowledgment and Consent to Follow]

Each of the undersigned acknowledges that the Collateral Agent, the Administrative Agent, and the Lenders are relying on the foregoing in entering into the Amendment.

World Acceptance Corporation of Alabama
World Acceptance Corporation of Missouri
World Finance Company of Georgia, LLC
World Finance Corporation of Louisiana
World Acceptance Corporation of Oklahoma, Inc. WAC of Oklahoma, LP
World Finance Company of South Carolina, LLC WAC of South Carolina, LLC
World Finance Corporation of Tennessee
WFC of South Carolina, Inc.
World Finance Corporation of Illinois
World Finance Corporation of New Mexico
World Finance Company of Kentucky, LLC
World Finance Corporation of Colorado
World Finance Corporation of Wisconsin
WFC Services, Inc.
World Finance Company of Mississippi, LLCWorld Finance Company of Idaho, LLCWorld Finance Company of Utah, LLC World Finance Company of Indiana, LLC

By
R. Chad Prashad, President and Chief Executive Officer

WFC Limited Partnership

By WFC of South Carolina, Inc.,
as sole general partner
By
R. Chad Prashad, President and Chief Executive Officer

EXHIBIT A

        Section 2.10 Effect of Benchmark Transition Event.

         (a)  Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has provided such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.10 will occur prior to the applicable Benchmark Transition Start Date. If there is a Benchmark Transition Event, until such time as a Benchmark Replacement has been determined pursuant to this Section 2.10 the Administrative Agent may select a replacement index rate and spread adjustment in good faith and in its commercially reasonable discretion giving due regard to the LIBOR Replacement Considerations; provided that any comparable or successor rate shall be applied by the Administrative Agent, if administratively feasible, in a manner consistent with market practice.

         (b)  Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

         (c)  Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

         (d)  Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:

        “Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to the LIBOR Replacement Considerations and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than one percent (1.0%), the Benchmark Replacement will be deemed to be one percent (1.0%) for the purposes of this Agreement.

        “Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to the LIBOR Replacement Considerations.

        “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

        “Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

        “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate: (1) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; (2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or (3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

        “Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by Required Lenders) and Lenders.

        “Early Opt-in Election” means the occurrence of: (1) (i) a determination by the Administrative Agent or (ii) a notification by Required Lenders to the Administrative Agent (with a copy to the Borrower) that Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and (2) (i) the election by the Administrative Agent or (ii) the election by Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and Lenders or by Required Lenders of written notice of such election to the Administrative Agent.

        “Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org or any successor source.

        “LIBOR Replacement Considerations” means (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body, (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities, (iii) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (iv) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities at such time.

        “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

        “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

        “Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

        “Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

EXHIBIT B

Use of Proceeds; Margin Stock

        Section 6.5  Use of Proceeds; Margin Stock.

         (a) The Loans hereunder shall be used by the Borrower for general working capital purposes (including the purchase of the Borrower’s capital stock, in each case in amounts and upon terms approved by the Borrower’s board of directors (or similar governing body)). Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and neither the Borrower nor any of its Subsidiaries will use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

         (b) The Borrower shall not use, and shall ensure that each member of the Borrowing Group will not, directly or indirectly use any of the credit to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions, (ii) that would be prohibited by U.S. Sanctions if conducted by a U.S. Person, or (iii) that would be prohibited by Sanctions if conducted by Agent, or any other party hereto. The Borrower shall notify the Administrative Agent in writing not more than one (1) Business Day after first becoming aware of any breach of this section.

         (c) The Borrower shall not use, and shall ensure that each member of the Borrowing Group will not, directly or indirectly use any of the credit to fund, finance or facilitate any activities, business or transactions that would be prohibited by Anti-Money Laundering Laws or Anti-Corruption Laws.

         (d) The Borrower shall not fund any repayment of the credit with proceeds, or provide as collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause the Administrative Agent to be in violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

EXHIBIT C
Sanctions; Anti-Money Laundering and Anti-Corruption Laws
         (c) (A) Sanctions. (i) No member of the Borrowing Group is a Sanctioned Target; (ii) no member of the Borrowing Group is owned or controlled by, or is acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Target; (iii) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions; and (iv) to the best of the Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of Sanction(s) by a Governmental Authority that enforces Sanctions. The Borrower shall notify the Administrative Agent in writing not more than one (1) Business Day after first becoming aware of any breach of this Section 6.14(c)(A).
          (B) Anti-Money Laundering and Anti-Corruption Laws. (i) Each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws; and (ii) to the best of the Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of Anti-Money Laundering Laws or Anti-Corruption Laws by a Governmental Authority that enforces such laws.
          (C) Compliance. In addition to the foregoing, the Borrower shall, and the Borrower shall ensure that each member of the Borrowing Group will, comply with Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws.

EXHIBIT D
(Schedules to the Credit Agreement)

[See attached]

EXHIBIT E
(Schedules to Subsidiary Security Agreement)

[See attached]